Exhibit 10.25a

THE LACLEDE GROUP 2011
MANAGEMENT CONTINUITY PROTECTION AGREEMENT

This AGREEMENT is made as of the ___ day of _______________, 20__, between THE LACLEDE GROUP, INC., a Missouri corporation (the “Company”), and ___________________________________ (the “Executive”).
WHEREAS, upon recommendation of its Chairman, the Board of Directors of the Company has adopted The Laclede Group 2011 Management Continuity Protection Plan (the “Plan”).
WHEREAS, the Plan was adopted in the best interests of the Company and its stockholders for the purpose of reinforcing and encouraging the continued attention and dedication of the Plan Participants, including the Executive, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of any future change in control of the Company; and
WHEREAS, as contemplated by the Plan, the Executive and the Company are executing this Management Continuity Protection Agreement; and
WHEREAS, subject only to the “Termination Benefits” (as hereinafter defined) payable hereunder following certain “Employment Terminations” (as hereinafter defined) subsequent to a “Change in Control” (as defined in the Plan), the execution of this Agreement by the Executive and the Company does not give rise to a claim by the Executive that the Executive is entitled to continued employment with the Company or any of its Affiliates.
NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Company and the Executive agree as follows:

1.           Term of Agreement.  This Agreement shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time, upon the earlier of: (a) the effective date of the termination by the Executive or by the Company or any of its Affiliates of the Executive’s employment with the Company, if such termination of employment occurs prior to a Change in Control; (b) the date the Executive ceases to serve as an officer of the Company or any of its Affiliates prior to a Change in Control; (c) twenty-four (24) months after a Change in Control, if the Executive’s Employment Termination has not yet occurred as of the end of such twenty-four (24) months; or (d) the date the Company’s Board of Directors terminates the Plan if and only if such termination is prior to a Change in Control.  No benefits shall be payable hereunder unless there shall have been a Change in Control as defined in the Plan, and Executive’s Employment Termination shall thereafter have occurred in accordance with Section 3 hereof.
2.           Termination Following Change in Control.  If a Change in Control shall have occurred, the Executive shall be entitled to the benefits provided in Section 3 hereof upon the subsequent Employment Termination of the Executive.
3.           Benefits upon Employment Termination.  (a) If, after a Change in Control shall have occurred, there is a subsequent Employment Termination of the Executive, prior to the expiration of the twenty-four (24) month period that begins on the effective date of the Change in Control, the Executive shall, subject to the provisions of Sections 3(b) and 4 hereof, be entitled to receive, upon the effective date of such Employment Termination (or such other time as provided below and/or in the Plan in the event of a separation of service of a “specified employee”), a non-discounted lump sum amount

(hereinafter called the “Termination Benefits”) equal to the average annual compensation (as referenced in the Plan) of the Executive for the five (5) year period (or if not employed for such five (5) year period, such shorter period) immediately preceding the Executive’s Employment Termination with the Company (as described in Section 280G(b)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)), multiplied by [2.99 for president and executive vice presidents/ 2.00 for all other officers].   Notwithstanding any provision herein to the contrary, if Termination Benefits are payable to the Executive and the Company determines that the Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and regulations and other guidance issued thereunder, then payment of such Termination Benefits (or portion thereof) shall commence no earlier than the first day of the seventh month following the month Executive’s “separation from service” (as referenced below) occurs (with the first such payment being a lump sum equal to the aggregate amount the Executive would have received during such period if no such payment delay had been imposed, together with interest on such delayed amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code at the time of such separation from service).
(b)           Notwithstanding the provisions of Section 3(a) above, in no event shall the Termination Benefits be greater than an amount equal to the average monthly compensation of the Executive for the five (5) year period (or such shorter period, as set forth above) immediately preceding the Executive’s Employment Termination, multiplied by the number of months remaining from such date of Employment

Termination until the date upon which the Executive would have been sixty-five (65) years of age.
4.           Limitation Upon Termination Benefits Caused by Tax Implications.
In the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control, or the Executive’s Employment Termination, including all amounts payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company (all of the Termination Benefits, together with all of such other payments or benefits being hereinafter called the “Total Payments”), would not be deductible as a result of Section 280G of the Code, or would trigger the payment of an additional excise tax by the Executive under Section 4999 of the Code, the Termination Benefits (or such other Total Payments to the extent necessary on a pro-rata basis) shall be reduced until no portion of the Total Payments is rendered non-deductible under Section 280G of the Code or is subject to the additional excise tax of Section 4999 of the Code, or the Termination Benefits are reduced to zero.  Parachute payments and/or any cutback amount, and any other determination with respect to Code Section 280G shall be determined by the Plan Administrator in good faith.
5.           Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive, or other plan or program provided by the Company or its Affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or its Affiliates.  Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan or program of the Company or its Affiliates shall be payable in accordance with the terms of such plan or program.
6.           Right to Terminate Employment.  The Company expressly confirms and agrees that it has entered into this Agreement and has assumed the obligations imposed on the Company hereby in order to induce the Executive to continue employment with the Company and acknowledges that the Executive is relying upon this Agreement in such capacity.  Notwithstanding the foregoing, the Company or the Executive may terminate the employment of the Executive at any time, subject to the Company’s providing the benefits specified under this Agreement (including, without limitation, those benefits referred to in Sections 3 and 5 hereof) in accordance with the terms hereof.
7.           Heirs, Successors and Assigns.  This Agreement shall: (a) inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, devisees and legatees; and (b) be binding on the successors and assigns of the Company.
8.           Severability.  If any provision or aspect of this Agreement shall be held to be invalid, illegal or unenforceable: (a) the validity, legality and enforceability of the remaining provisions or aspects of this Agreement shall not be in any way affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision or aspect held invalid, illegal or unenforceable.
9.           Miscellaneous.
(a)  This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without regard to choice of law principles.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or by their respective successors and legal representatives.
(b)  For the purposes of this Agreement, notices, demands or other communications necessitated by the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States Post Office Registered Mail, return receipt requested, postage prepaid and addressed as follows:  to the Executive,  ___________________________________, 720 Olive Street, St. Louis, Missouri 63101; to the Company, The Laclede Group, Inc., Attention: President, 720 Olive Street, St. Louis, Missouri 63101; or to such other address as any party may have furnished to the other in writing in accordance therewith, except that notices of change of address shall be effective only upon receipt.
(c)  This Agreement has been authorized by the Board of Directors of the Company.  It has not been submitted to a shareholder vote of the Company or its parent company, nor is such a shareholder vote contemplated or required.  However, if, prior to a Change in Control, the shareholders of the Company or its parent company should adopt a shareholder proposal to reject part or all of the provisions of this Agreement, then the Company shall have the right unilaterally to modify this Agreement to the extent necessary to comply with such shareholder vote.
(d)  This Agreement (and the Plan, as hereby expressly incorporated herein) contains the entire understanding of the parties hereto with respect to the subject matter hereof.

(e)  The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(f)  Notwithstanding anything hereinabove, the Plan shall be incorporated by reference into this Agreement, and any inconsistency between the Plan and this Agreement shall be construed in favor of the Plan.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
        THE LACLEDE GROUP, INC.

By:
“Company”

“Executive”